Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Sotherly Hotels Inc. (formerly MHI Hospitality Corporation)

410 West Francis Street

Williamsburg, Virginia 23185

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Sotherly Hotels Inc. (formerly MHI Hospitality Corporation) of our report dated March 25, 2014, relating to our audits of the consolidated financial statements, which appear in the Annual Reports on Form 10-K of Sotherly Hotels Inc. (formerly MHI Hospitality Corporation) for the years ended December 31, 2013 and 2012.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ PBMares, LLP

Norfolk, VA

June 13, 2014